Exhibit 16.1

LETTER FROM PREDECESSOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-6010

Dear Ladies and Gentlemen:

                We are the prdecessor independent registered public accounting firm for JAG Media Group, Inc. (the Company).  We have read the Company's disclosure set for th in Item 4.01, "Changes in Registrant's Certifying Accountant", of the Company's Current Report on Form 8-K/A dated on October 12, 2009 (the Current Report) and are in agreement with the disclosure in the Current Report insofar as it pertains to our firm.

/s/ Rotenberg & Co., LLP
Rotenberg & Co., LLP

Rochester, New York
  October 12, 2009